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EXHIBIT 11.1  COMPUTATION OF PER SHARE EARNINGS

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
                                                      FOR THE THREE MONTHS ENDED
                                                               JUNE 30,
                                                      --------------------------
                                                         2000             1999
                                                         ----             ----
                                                             (UNAUDITED)
Weighted average common stock                         8,264,318         8,160,105
Weighted average common stock equivalents               119,251           199,124
                                                     ----------        ----------
Weighted average common stock and equivalents         8,383,569         8,359,229
                                                     ==========        ==========
Net income                                           $2,157,404        $2,057,297
                                                     ==========        ==========
Net income per share - Basic                         $     0.26        $     0.26
                                                     ==========        ==========
Net income per share - Diluted                       $     0.25        $     0.25
                                                     ==========        ==========
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